Exhibit 99.1

SCHAUMBURG, Ill.—(BUSINESS Wire)—July 9, 2018—Sparton Corporation (NYSE: SPA) today announced the filing of a bid protest by ERAPSCO with the United States Government Accountability Office (GAO) challenging the recent competitive range exclusion of ERAPSCO under United States Navy (Navy) Solicitation No. N00019-19-R-0002 for the GFY19-23 AN/SSQ-125A Production Sonobuoy. ERAPSCO is a joint venture between Sparton DeLeon Springs, LLC, a wholly-owned subsidiary of Sparton Corporation (Sparton), and Undersea Sensor Systems, Inc. (USSI), a wholly-owned subsidiary of Ultra Electronics Holdings plc (Ultra). The protest challenges on a number of bases the Navy’s decision to exclude ERAPSCO from the solicitation process and requests that GAO restore ERAPSCO’s ability to participate in the process. A decision by GAO is expected no later than October 17, 2018. Under applicable law, if GAO denies ERAPSCO’s bid protest, ERAPSCO could seek further relief through a new bid protest filing at the U.S. Court of Federal Claims.

The competitive range exclusion of ERAPSCO does not affect the Navy’s award of Solicitation No. N00019-19-R-0001 for the GFY19-23 AN/SSQ-36B, AN/SSQ-53G, AN/SSQ-62F and AN/SSQ-101B Production Sonobuoys as a sole source to ERAPSCO. ERAPSCO currently expects that the Navy will award the contract for this solicitation in late 2018 or early 2019.

The AN/SSQ-125A production sonobuoy is a successor to the AN/SSQ-125 sonobuoy, which ERAPSCO is currently shipping under contract no. N00421-14-D-0025. ERAPSCO has been supplying the AN/SSQ-125 sonobuoy to the Navy since 2012. Shipments to the Navy of the AN/SSQ-125A are expected to begin around October 2019, and shipments by ERAPSCO to the Navy of the AN/SSQ-125 are expected to cease around August 2019. Sparton recorded revenues for the AN/SSQ-125 sonobuoy of $20.7 million and $23.9 million for fiscal years ended July 1, 2018 and July 2, 2017, respectively. ERAPSCO has sold and will continue to sell the AN/SSQ-125 to a growing list of select foreign countries that are interested in this technology and approved by the United States Department of State.

If ERAPSCO is unsuccessful with its bid protest action or if an award for the AN/SSQ-125A sonobuoy is made to ERAPSCO in an amount less than the value of the current AN/SSQ-125 shipments to the Navy, Sparton would expect to see a reduction in sonobuoy revenue beginning in Sparton’s fiscal year ending June 28, 2020, when AN/SSQ-125A shipments are scheduled to begin replacing AN/SSQ-125 shipments. However, Sparton would not be prevented from bidding future AN/SSQ-125A production contracts starting in GFY24 should it qualify a design in accordance with the Production Sonobuoy Specification.

Potential Sale Transaction

On March 5, 2018, Sparton announced the termination by Sparton and Ultra of their July 7, 2017 merger agreement as a result of the staff of the United States Department of Justice (DOJ) informing the parties that it intended to recommend that the DOJ block the merger. At that time, Sparton announced that it would seek to re-engage with parties that previously expressed an interest in acquiring all or a part of Sparton and that are in a position to expeditiously proceed to effect such a transaction. That process continues. However, there can be no assurance these discussions will result in the execution of a definitive agreement or the completion of a transaction.

ERAPSCO Joint Venture

On March 5, 2018, Sparton announced that, during the DOJ’s review of Sparton’s proposed merger with Ultra, the Navy expressed the view that instead of the parties proceeding with the merger, each of Sparton and Ultra should enhance its ability to independently develop, produce and sell sonobuoys and over time work toward the elimination of their use of Sparton’s and Ultra’s joint venture for such activities. Since that time, Sparton has been in communication with the Navy to better understand its expectations with respect to the timing, funding and terms of current and future sonobuoy IDIQ production contracts. Discussions with the Navy on this topic are ongoing.